Exhibit 99.CODEETH

Exhibit 19(a)(1)

Fund Compliance Manual

1.4.20 Code of Ethics for Principal Executives and Senior Financial Officers

1	Executive Summary

This Code of Ethics (the “Code”) for each of the registered investment companies managed by Morgan Staney Investment Management Inc., Morgan Stanley AIP GP, LP, Eaton Vance Management, Boston Management and Research and Calvert Research and Management (each, a “Fund” and collectively, the “Funds”) applies to each Fund's Principal Executive Officer, President, Principal Accounting Officer and Treasurer (or persons performing similar functions) (“Covered Officers” ). Unless otherwise designated by the applicable Board of Directors/Independent Trustees of each Fund (hereinafter, the “Board”), the President is the Principal Executive Officer, and the Treasurer is the Principal Financial and Accounting Officer. The purpose of the Code is to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that a company files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	Compliance with applicable laws and governmental rules and regulations;

•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

2	Policy

2.1	Policies and Procedures

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. Any question about the application of the Code should be referred to the General Counsel or his/her designee.

A “conflict of interest” occurs when a Covered Officer’s personal interest interferes, or appears to interfere, with the interests of, or his/her service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”) and the regulations thereunder that address conflicts of interest. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” (as defined in the Investment Company Act) of the Fund. The Fund’s and its investment adviser’s compliance programs and procedures adopted pursuant to the Investment Company Act and the Investment Advisers Act, are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of the Code, unless or until the General Counsel (or designee) determines that any violation of such programs and procedures is also a violation of the Code.

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Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and its investment adviser of which the Covered Officers are also officers or employees. As a result, the Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Fund and its investment adviser. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more investment companies covered by the Code or other codes of ethics.

•	Conflicts of interest other than those arising from the relationships described above are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act or the regulations thereunder. In general, a Covered Officer must not place his/her personal interest improperly before the interest of the Fund. In particular, and by way of illustration and not limitation, each Covered Officer must not:

(A) use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

(B) cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund; or (C) use material non-public knowledge of portfolio transactions made by or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions, in a manner that violates the applicable Fund Code of Ethics[2], the Morgan Stanley Investment Management Public Side Code of Ethics and Personal Trading Guidelines, the Morgan Stanley Code of Conduct, the Global Confidential and Material Non-Public Information Policy, or other policies regarding insider trading.

Each Covered Officer must, at the time of signing the Code, report to the General Counsel (or designee) all affiliations or significant business relationships outside of the Morgan Stanley complex Funds and must update the report annually.

Conflict of interest situations should always be approved by the General Counsel (or designee) and communicated to the relevant Fund Board. Any activity or relationship that would present such a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if an immediate member of the Covered Officer’s family living in the same household engages in such an activity or has such a relationship.

2 Pursuant to Rule 17j-1 under the Investment Company Act, the registered investment companies managed by each of Morgan Stanley Investment Management, Inc., Calvert Research and Management, Eaton Vance Management, Boston Management and Research and Morgan Stanley AIP GP LP separately maintain a Funds Code of Ethics in compliance with Rule 17j-1.

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Examples of these include:

Service or significant business relationships as a director on the board of any public or private company;

•	Accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Fund has current or prospective business dealings, not including occasional meals or tickets for theatre or sporting events or other similar entertainment; provided it is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	Any ownership interest in, or any consulting or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, or any affiliated person thereof; and

•	a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

3	Disclosure and Compliance

Each Covered Officer should:

•	Familiarize himself/herself with the disclosure and compliance requirements generally applicable to the Funds;

•	Not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Directors/Trustees and auditors, or to governmental regulators and self-regulatory organizations;

•	To the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and their investment advisers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	Promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

4	Form N-CSR Requirements

The Funds must comply with requirements of Form N-CSR regarding the Code, including the following: (i) disclosure in its Form N-CSR that it has adopted the Code; and (ii) in the event of any amendments to, or waivers (including implicit waivers)3 from, provisions in the Code:

•	File a copy of the Code, with any amendments or waivers (i.e., a description and date of the waiver and the name of the person who received the waiver), as an exhibit to its annual report on Form N-CSR;

3 Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics.

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•	Post the text of the Code on its website and disclose, in its most recent report on Form N-CSR, its internet address and the fact that the Code is posted on the website; or

•	Undertake in its most recent Form N-CSR to provide to any person without charge, upon request, a copy of the Code and explain the manner in which such request may be made.

5	Reference Information

The Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ investment advisers, principal underwriters, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superseded by the Code to the extent that they overlap or conflict with the provisions of the Code unless any provision of the Code conflicts with any applicable federal or state law, in which case the requirements of such law will govern. The Funds’ and their investment advisers’ and principal underwriters’ codes of ethics under Rule 17j-1 under the Investment Company Act and Morgan Stanley’s Code of Ethics are separate requirements applying to the Covered Officers and others, and are not part of the Code.

6	Roles and Responsibilities

Each Covered Officer must:

•	Upon adoption of the Code (thereafter as applicable, upon becoming a Covered Officer), and promptly upon first becoming a Covered Officer, affirm in writing to the respective Board that he/she has received, read and understands the Code;

•	Annually thereafter affirm in writing to the respective Board that he/she has complied with the requirements of the Code;

•	Not retaliate against any other Covered Officer, other officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	Notify the General Counsel (or designee) promptly if he/she knows or suspects of any violation of the Code. Failure to do so is itself a violation of the Code.

A member of the Legal and Compliance Division will be responsible for obtaining the attestation from any newly appointed Covered Officer and for obtaining the annual attestation that is included in the Funds’ annual Form N-CSR filing.

The General Counsel (or designee) is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret the Code in any particular situation. In addition, the Legal Department is responsible for coordinating any applicable reporting (i.e., violations, certifications, etc.) to or requests for waivers4 or exceptions from, the respective Fund Boards.

4 Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics”,

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The Fund Administration Department, in consultation with the Legal Department, is responsible for making the necessary Form N-CSR disclosures and fulfills applicable filing requirements

The Funds will follow these procedures in investigating alleged or possible violations of the Code and in enforcing the Code:

•	The General Counsel (or designee) will take all appropriate action to investigate any potential violations reported to him/her;

•	If, after such investigation, the General Counsel (or designee) believes that no violation has occurred, the General Counsel (or designee) is not required to take any further action;

•	Any matter that the General Counsel (or designee) believes is a violation will be reported to the relevant Fund’s Audit Committee;

•	If the independent directors/trustees/managing general partners who are not “interested persons” as defined by the Investment Company Act (the “Independent Directors/Trustees/Managing General Partners”) of the relevant Fund concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer or other appropriate disciplinary actions;

•	The Independent Directors/Trustees/Managing General Partners of the relevant Fund will be responsible for approving and granting waivers of the Code, as appropriate; and

•	Any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.

7	Amendments

The Compliance Department, in consultation with the Legal Department, amends and updates the Code. Any amendments to the Code must be approved or ratified by a majority vote of the Board of each Fund, including a majority of Independent Directors/Trustees/Managing General Partners.

8	Confidentiality

All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the Independent Directors/Trustees/Managing General Partners of the relevant Fund or Funds and their counsel, the relevant Fund or Funds and their counsel and the relevant investment adviser and its counsel.

9	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

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10	Policy Governance

	Effective Date:	September 2025
	Last Update:	September 2025
	Relevant Law and Other Sources:	Section 406 of Sarbanes-Oxley Act of 2002, Form N-CSR
	Owner:	Head of IM Policies, Training and Regulatory Developments
Chief Compliance Officer of MS Funds and MSIM Inc.,
	Approver(s):	Chief Compliance Officer of Eaton Vance Funds and Eaton Vance Management,
Chief Compliance Officer of Calvert Funds and Calvert Research and Management,
Chief Compliance Officer of North Haven Private Assets Fund and MS AIP GP LP
	Contact Information:	im_compliance_policies@morganstanley.com
	Intranet Location:	http://policypreview/2217227

Adopted by the Morgan Stanley Funds on September 28, 2004 and amended September 20, 2005, December 1, 2006, January 1, 2008, September 25, 2008, April 23, 2009 and March 18, 2010, September 17, 2025.

Adopted by the North Haven Private Asset Fund Board on December 16, 2024.

Adopted by the Calvert Funds Board on September 9, 2025.

Adopted by the Eaton Vance Funds Board on October 16, 2025.

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